Exhibit 99.1


                                   LETTERHEAD




January 15, 2004



Dear Fellow Stockholder:

The Board of Directors of CN Bancorp, Inc. has declared the last quarterly cash dividend for 2003, $.03 per share to stockholders of record on December 31, 2003. Your check is enclosed or will be sent to the custodian of your account if your stock is held in an IRA or other trust.

We are pleased to report that County National Bank had another very good year, particularly in view of the low rate environment. We substantially surpassed the projections that we made at the beginning of the year. The following unaudited numbers compare the consolidated results for the bank and CN Bancorp, Inc. for the years ending 2003 and 2002.

                                         12/31/03          12/31/02
                                       ------------      -----------
           Total Assets                $116,438,305      104,043,809
           Total Deposits              $100,762,768       93,948,248
           Total Loans                 $ 70,158,853       63,367,973
           Year to Date Net Income     $    465,428          394,535

Our independent auditors are performing their annual audit and we will mail you a copy of the Annual Report prior to our stockholder meeting. Please plan to join us for that Annual Stockholder Meeting at 2:00 p.m. on Monday, May 24, 2004.

We are excited about the January 2, 2004 opening of our new branch on the rapidly growing corridor in Millersville. The new facility is strategically located at 8310 Veterans Highway next to the WaWa and offers our full service banking programs as well as our security door entrance system. The bank features extended hours, including Saturday, with a drive-up ATM and two drive-thru lanes. Linda Eller, formerly Assistant Manager of the Odenton branch, is the Manager of the Millersville branch. Look for our "Grand Opening" in early spring.

The Warrants issued as a dividend in January, 1999 expired on January 4, 2004 and the exercise of these warrants brought a significant amount of capital to CN Bancorp. We will give you a full financial report in our Annual Report. We will use this capital, along with the capital gained from the recent IPO, for continued growth and expansion.

Many of you have requested dividend reinvestment and we are planning to implement this program. We will advise you as soon as this option is available to you.

We have completed seven years in business and, as always, we want to express our appreciation for the support you have given us. Your investment in the bank and your help in promoting the bank and referring business is vital to our success. The directors, officers and staff of both CN Bancorp and County National Bank thank you.

Very truly yours,



Jan W. Clark,
Chairman, President & CEO

JWC/sp
















Forward-Looking Statements

This letter includes forward-looking statements, such as: statements of our goals, intentions, and expectations; estimates of risks and of future costs and benefits; and statements of our ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: future interest rates and other economic conditions; future laws and regulations; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past growth and performance do not necessarily indicate its future results.